Exhibit 99.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made on February 22, 2012 by and between BEACON ENTERPRISE SOLUTIONS GROUP, INC., an Indiana corporation (“Company”), and BRUCE W. WIDENER (“Executive”).

WITNESSETH:

WHEREAS, Company is desirous of employing Executive in an executive capacity on the terms and conditions and for the consideration, hereinafter set forth and Executive is desirous of being employed by Company on such terms and conditions and for such consideration;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1             EMPLOYMENT AND DUTIES

1.1         Employment; Effective Date. Effective October 1, 2011 (the “Effective Date”), the Company hereby employs the Executive and the Executive hereby accepts such employment with the Company, for the period set forth in Article 2 hereof, all upon the terms and conditions hereinafter set forth.

1.2         Position(s). From and after the Effective Date, Company shall employ Executive in the position of Chairman & Chief Executive Officer (CEO) of Company reporting to the Board of Directors, or in such other Corporate Officer-level positions as the parties mutually may agree upon in writing.

1.3         Duties and Services. Executive agrees to serve in the position(s) referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office(s), as well as such additional duties and services appropriate to such office(s) which the parties mutually may agree upon in writing from time to time. The duties and services of Executive’s position as CEO include oversight of all divisions and functions of the Company. Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time.

1.4         Other Interests. Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and efforts to the business and affairs of Company and its affiliates. The foregoing notwithstanding, the parties recognize and agree that Executive may continue to work with Alpharion Capital Partners, Inc. and Renoterra Development, LLC (or their successors), as well as engage in charitable and civic pursuits, as long as such pursuits do not materially conflict with the business and affairs of Company or its affiliates or materially interfere with Executive’s performance of his duties hereunder.

1.5         Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to the Company. In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning Company’s business.

ARTICLE 2             TERM AND TERMINATION OF EMPLOYMENT

2.1         Term. Unless sooner terminated pursuant to other provisions hereof, Company employs Executive for the period beginning on the Effective Date and ending on December 31, 2013 (the “Initial Expiration Date”); provided, however, that, beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if this Agreement has not been terminated pursuant to paragraph 2.2 or 2.3, then said term of employment shall automatically be extended for an additional one (1)-year period, unless on or before the date that is one hundred twenty (120) days prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur.

2.2         Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement for any of the following reasons:

(i)        upon Executive’s death;

(ii)       upon Executive’s disability, which shall mean Executive’s becoming incapacitated by accident, sickness, or other circumstances which renders him mentally or physically incapable of performing the duties and services required of him hereunder for ninety (90) or more consecutive days out of any consecutive one hundred eighty (180)-day period;

(iii)       for “Cause”, which shall mean Executive has (A) engaged in willful misconduct in the performance of his material duties required under this Agreement, which willful misconduct continues for more than thirty (30) days after delivery of written notice from Company setting forth such willful misconduct; (B) explicitly refused in writing and without proper reason to generally perform the duties and responsibilities required of him hereunder; (C) willfully engaged in misconduct that is materially and monetarily injurious to Company or its affiliates; (D) committed an act of fraud, embezzlement or willful breach of fiduciary duty to Company (including the unauthorized and materially financially damaging disclosure of confidential or proprietary material information of Company or an affiliate); or (E) been convicted of a felony; or

(iv)       at any time for any other reason, or for no reason whatsoever, in the sole discretion of the Board.

2.3         Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons, which termination shall be effective ninety (90) days after Executive provides notice of such termination:

(i)        for “Good Reason,” which shall mean one (1) or more of the following conditions arising without the consent of Executive, and in each case, Executive must give the Company notice of the condition within one (1) year after the initial existence of the condition:

(A)          a diminution in the Executive's authority, duties or responsibilities, including removal of any of the core duties and services listed in paragraph 1.3, reassignment to a non-Corporate Officer level position, or both;

(B) a diminution in the Executive's base salary, incentive compensation plan target, or both;

(C)          a change in the geographic location at which the Executive must perform services (specifically, Louisville, KY) by at least twenty five (25) miles from the Company’s principal office in Louisville, KY as of the date of this Agreement; or

(D)          any other action or inaction that constitutes a material breach by the Company of this Agreement that is not cured within thirty (30) days after Executive provides written notice of such breach.

For avoidance of doubt, Executive hereby acknowledges that the Board may from time to time reorganize the operations of the Company resulting in a change in Executive’s direct employer, which change alone shall not constitute Good Reason so long as any such change results in no diminution in Executive’s responsibilities (oversight of less than all divisions and functions of Company for which Executive was responsible immediately prior to such reorganization shall be deemed a diminution), role as a Corporate Officer, or both; and any new direct employer agrees to be bound by all terms and conditions of this Agreement, without modification, other than to reflect the change in employer; or

(ii)        at any time for any other reason, or for no reason whatsoever, in the sole discretion of Executive.

2.4         Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an Officer of Company and each affiliate of Company, an automatic resignation of Executive from the Board (if applicable and except where Executive is serving and continues to have the right to serve on the Board pursuant to the investor rights agreement or any other agreement) and from the Board of Directors or similar governing body of any affiliate of Company, and an automatic resignation from the Board of Directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which Board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.

ARTICLE 3             COMPENSATION AND BENEFITS

3.1         Base Salary. During the period of this Agreement, Executive shall receive a minimum annual base salary of two hundred seventy five thousand dollars ($275,000) (“Annual Base Salary”). Executive’s annual base salary shall be reviewed by the Compensation Committee of the Board of Directors at least on an annual basis, and, in the sole discretion of the Compensation Committee, such Annual Base Salary may be increased, but not decreased, from the then-current level, effective as of any date determined by the Compensation Committee; provided that Executive shall be entitled to a minimum annual five percent (5%) cost of living increase on each October 1st during the Term. If and when the Company has net revenue for the fiscal year ending September 30, 2012 of at least one hundred percent (100%) of the net revenue set forth in the Company’s budget approved by the Board for such fiscal year, Executive’s Annual Base Salary will be increased at such time to three hundred thousand dollars ($300,000). Executive’s Annual Base Salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives; and no less frequently than monthly.

3.2        Bonuses and Incentive Compensation. For the calendar year in which falls the Effective Date, and thereafter during the period of this Agreement, Executive shall be entitled to receive an annual incentive performance bonus in such frequency and amount as shall be approved by the Compensation Committee, which amount shall be no less than one hundred percent (100%) and no greater than two hundred percent (200%) of Executive’s then-current Annual Base Salary if the Company has net revenue in the respective fiscal year equal to or greater than the budgeted net revenue (as approved by the Board) for such fiscal year and positive earnings before interest and taxes for such fiscal year; and shall be pro-rated for any period of employment by Company during a fiscal year of less than twelve (12) months. Earned bonus payments will be made within forty five (45) days following applicable quarterly/annual reporting periods.

3.3         Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

(i)       Business and Entertainment Expenses. Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development and any reasonable attorneys’ fees incurred by Executive in connection with this Agreement. Additionally, Executive will be reimbursed for up to five thousand dollars ($5,000) of annual membership dues to and conference participation in professional trade organizations of Executive’s designation. All such reimbursements will be paid by the Company only if the Executive is employed when the related expense is incurred, and will be paid to the Executive under the Company's regular reimbursement policies within a reasonable time after proper submission of the reimbursement request, and in no event later than thirty (30) days after such submission.

(ii)       Paid Time Off (PTO). For the calendar year during which the Effective Date falls, and thereafter for each calendar year during the period of this Agreement, Executive shall be entitled to four (4) weeks of PTO plus all holidays provided to executives of Company generally. A maximum of one (1) week of PTO may be rolled over from year to year.

(iii)      Equity. The Company hereby grants, as of the date hereof, the Executive an option to purchase eight hundred twenty five thousand (825,000) shares of common stock of the Company, at an exercise price per share equal to the ending trading price on the date of this Agreement, which option shall vest and be exercisable upon the occurrence of each the following: (A) Company having a total of twenty million dollars ($20,000,000) in cumulative net revenue in any two (2) consecutive fiscal quarters; and (B) from the effective date of this Agreement, the average share price of Company’s stock over any ninety (90)-day trading period being equal to or greater than one dollar ($1.00). This grant is subject to the terms of the 2008 Long Term Incentive Plan, including the immediate vesting of all options upon a Change of Control (as defined in 3.5(v)), or if Executive’s employment is terminated for any reason other than for Cause or voluntary resignation.

(iv)      Extension of Exercise Period for Existing Options. The exercise period for the any outstanding options held by the Executive at the time of his termination shall be extended to the earliest of: (A) the date that is five (5) years after the date of Executive’s termination; (B) the original maximum term of the option; or (C) the date that is ten (10) years after the original date of grant of such option. Furthermore, upon any termination of the Executive other than (i) for Cause or (ii) by voluntary resignation, all options granted previously shall be deemed to have immediately vested and shall be delivered to Executive in unrestricted form. The extension of the exercise period is subject to the right of the Company to terminate the options upon any Change of Control, after allowing the Executive sufficient opportunity to exercise prior to such Change of Control.

(v)         Change in Control Bonus.

(A)        Upon a Change in Control of the Company, the Executive will receive a payment equal to two-point-nine-nine-nine (2.999) times his then-current Annual Base Salary if the following two (2) conditions are satisfied: (1) Executive was employed by Company on the date that was six (6) months prior to the closing date of the Change of Control; and (2) during the six (6)-month period before the closing of the Change of Control, Company did not terminate Executive’s employment for Cause and Executive did not resign without Good Reason. The Change in Control bonus payment will be paid to the Executive in cash at the closing of the Change in Control.

(B)        For the purposes of this Agreement, “Change in Control” means (i) an event or series of events which have the effect of any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than any trustee or other fiduciary holding securities of the Company under any employee benefit plan of the Company, becoming the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing forty five percent (45%) or more of the combined voting power of the Company's then outstanding stock other than by an employee benefit plan sponsored by the Company or by a person who owns such a percentage at the Effective Date; (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the stockholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve a definitive agreement to enter into a merger, consolidation, share exchange or other transaction with or into another company (other than a transaction that would result in the voting securities of the Company outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or be being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such transaction) or to sell or otherwise-transfer all or substantially all of the Company’s assets or to adopt a plan of liquidation. A Change of Control shall also be deemed to occur if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control, or (ii) the Board adopts a resolution to the effect that a Change of Control for purposes of this Agreement has occurred.

(vi)       Other Company Benefits. Except as provided herein, Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally. Additionally, Executive will receive a monthly car allowance of one thousand five hundred dollars ($1,500) during the term of this Agreement; and for as long as Executive is employed by the Company.

ARTICLE 4             TERMINATION

4.1         Severance.

(i)        Benefit. If the Company terminates the employment of the Executive without Cause (including upon the death or disability of the Executive) or the Executive resigns for Good Reason (as set forth in Article 4), then Executive will be entitled to receive an amount (the “Severance Amount”) equal to two (2) times the Executive’s Annual Base Salary in effect at the date of termination; provided that the Executive (if capable of doing so) executes and delivers to the Company the release under the terms described in Section 4.2 immediately prior to the payment of the Severance Amount, and the statutory period during which the Executive may revoke the release of claims has expired, on or before the thirtieth (30th) day after the Executive’s termination of employment. If the Executive does not timely execute and deliver to the Company the release such that the statutory period during which Executive may revoke the release of claims has expired on or before that thirtieth (30th) day after the Executive’s termination of employment (for reasons other than death or disability), Executive will forfeit the Severance Amount.

(ii)       Payment. If the release of claims is not revoked, Company shall pay to the Executive the Severance Amount in fifty two (52) consecutive equal biweekly installments beginning with the first regularly scheduled payroll of the Company after the date of termination. Upon written agreement by both parties, Executive can be paid one-point-five (1.5) times his Annual Base Salary in effect at the date of termination, provided that such amount is paid in full within thirty (30) days following the date of termination.

(iii)      Reduction in Severance Amount. If the Executive receives the Change in Control bonus set forth in Section 3.3(v), except for those benefits set forth in Sections 4.1(v) and 4.6, Company shall not be obligated (A) to continue making any payments under this Section 4.1 related to any termination of Executives’ employment prior to such Change of Control; or (B) to make any payments related to any termination of the Executive’s employment during the twelve (12)-month period following the closing of such Change of Control.

(iv)      Additional Benefits. If the Company terminates the employment of the Executive without Cause (including upon the death or disability of the Executive) or the Executive resigns for Good Reason (as set forth in Article 4), in addition to the Severance Amount, Executive shall be entitled to receive: (i) any incentive payments earned and accrued but not yet paid to Executive prior to the date of termination; (ii) all accrued and unpaid salary and unused vacation time through the date of termination and all unreimbursed business expenses incurred through the date of termination; (iii) a payment of six thousand ($6,000) dollars within thirty (30) days following termination; (iv) outplacement services and office expenses of up to two thousand ($2,000) dollars per month for a period of two (2) years after the date of termination, unless such termination arises by reason of Executive’s death; and (v) continued payment by the Company of all executive benefits set forth in Section 3.3(vi) for the period ensuing from the date of termination thru the maximum time allowed pursuant to COBRA.

(v)      COBRA. Regardless of the reason for termination of the Executive’s employment with Company, the Executive shall be entitled to continued medical coverage and other benefits pursuant to COBRA.

4.2         Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of the termination payments and benefits under Section 4.1, Executive shall first execute a release, in the form established by the Board, releasing the Board, Company, and Company’s parent corporation, subsidiaries, affiliates, and their respective shareholders, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of Executive’s employment with Company or its affiliates or the termination of such employment, but excluding all claims to vested benefits and payments Executive may have under any compensation or benefit plan, program or arrangement, including this Agreement. Executive shall provide such release no later than thirty (30) days after the date of his termination of employment with Company and, as a condition to Company’s obligation to provide termination payments and benefits in accordance with Section 4.1, Executive shall not revoke such release. The performance of Company’s obligations hereunder and the receipt of any termination payments and benefits provided under Section 4.1 shall constitute full settlement of all such claims and causes of action.

4.3         No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 4. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 4 apply shall not reduce Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 4.

4.4         Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, Company and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages.

4.5        Section 409A Matters. Notwithstanding any provision in this Agreement to the contrary, if Executive is a specified employee (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance thereunder and determined in accordance with any method selected by Company that is permitted under the regulations issued under Section 409A of the Code), and the payment of any amount or benefit under this Agreement to or on behalf of Executive would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to during the first six (6) months following the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance thereunder) shall be accumulated and paid or provided, as applicable, on the date that is six (6) months after Executive’s separation from service (or if such date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest; provided, however, that Executive shall be entitled to receive the maximum amount permissible under Section 409A of the Code and the applicable administrative guidance thereunder during the six (6)-month period following his separation from service that will not result in the imposition of any additional tax or penalties on such amount. For all purposes of this Agreement, Executive shall be considered to have terminated employment with Company when Executive incurs a “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the applicable administrative guidance issued thereunder. To the extent that Section 409A of the Code is applicable to this Agreement, the provisions of this Agreement shall be interpreted as necessary to comply with such section and the applicable administrative guidance issued thereunder.

4.6         Other Benefits. This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to his direct and indirect ownership rights in Company, and other benefits under the plans and programs maintained by Company, shall be governed by the separate agreements, plans and the other documents and instruments governing such matters.

4.7         Timing of Termination. “[T]ermination of employment” or “terminates employment”, for purposes of the timing of payments under this Section 4 triggered by a termination of employment, will not be considered to have occurred until the date the Executive and the Company reasonably anticipate that (i) Executive will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code (but substituting fifty percent (50%) for eighty percent (80%) in the application thereof) (the “Employer Group”), or (ii) the level of bona fide services Executive will perform for the Employer Group after that date will permanently decrease to twenty percent (20%) or less of the average level of bona fide services performed over the previous thirty six (36) months (or if shorter over the duration of service). For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Agreement are aggregated for purposes of Internal Revenue Code Section 409A with benefits under any other Employer Group plan or agreement in which Executive also participates as a director. Executive will not be treated as having a termination of his employment while Executive is on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six (6) months or, if longer, the period during which Executive has a reemployment right under statute or contract. If a bona fide leave of absence extends beyond six (6) months, Executive’s employment will be considered to terminate on the first day after the end of such six (6) month period, or on the day after Executive’s statutory or contractual reemployment right lapses, if later. The Company will determine when Executive’s termination of employment occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h).

4.9         280G Reduction in Amounts Payable. In no event shall any amount payable under any provision of this Agreement equal or exceed an amount which would cause the Company to forfeit, pursuant to Code Section 280G(a), its deduction for any and all such amounts payable. Pursuant to this Section 4.9, the Company has the power to reduce the Severance Amount and/or the Change in Control bonus due under Section 3.3 that are payable under this Agreement, only if such benefits alone (without consideration of termination benefits provided under any other plan or agreement between the Executive and the Company), would cause the Company to forfeit otherwise deductible payments; provided, however, that no amounts payable under this Agreement shall be reduced pursuant to this Section 4.9 to less than one dollar ($1.00) below the amount of benefits which the Company can properly deduct under Section 280G(a) of the Code; and provided, further, that compensation that is non-exempt deferred compensation under Code Section 409A shall not be reduced until the date that such compensation is both payable and included in income.

ARTICLE 5             PROTECTION OF CONFIDENTIAL INFORMATION

5.1         Disclosure to and Property of Company. All information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to Company’s (or any of its affiliates’) business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, computer software or programs, computer software and database technologies, prospective names and marks) (collectively, “Confidential Information”) shall be disclosed to Company and are and shall be the sole and exclusive property of Company (or its affiliates). Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of Company (or its affiliates). Notwithstanding the foregoing, Confidential Information and Work Product shall not include information or materials to the extent they are acquired by the Executive in the performance of Permitted Activities. Upon Executive’s termination of employment with Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to Company.

5.2         Disclosure to Executive. Company has and will disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of Company (or its affiliates); and/or has and will entrust Executive with business opportunities of Company (or its affiliates); and/or has and will place Executive in a position to develop business good will on behalf of Company (or its affiliates). Executive agrees to preserve and protect the confidentiality of all Confidential Information or Work Product of Company (or its affiliates).

5.3        No Unauthorized Use or Disclosure. Executive agrees that he will not, at any time during or after Executive’s employment by Company, make any unauthorized disclosure of, and will use his reasonable efforts to have in place systems designed to prevent the removal from Company’s premises of, Confidential Information or Work Product of Company (or its affiliates), or make any use thereof, except in the carrying out of Executive’s responsibilities during the course of Executive’s employment with Company. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that, in the event disclosure is required by applicable law, Executive shall provide Company with prompt notice of such requirement prior to making any such disclosure, so that Company may seek an appropriate protective order or otherwise contest such disclosure. At the request of Company at any time, Executive agrees to deliver to Company all Confidential Information that he may possess or control. Executive agrees that all Confidential Information of Company (whether now or hereafter existing) conceived, discovered or made by him during the period of Executive’s employment by Company exclusively belongs to Company (and not to Executive), and Executive will promptly disclose such Confidential Information to Company and perform all actions reasonably requested by Company to establish and confirm such exclusive ownership. Affiliates of Company shall be third party beneficiaries of Executive’s obligations under this Article 5. As a result of Executive’s employment by Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product to the same extent, and on the same basis, as Company’s Confidential Information and Work Product.

5.4         Ownership by Company. If, during Executive’s employment by Company (other than in the course of performing services with respect to the Permitted Activities), Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company’s premises or otherwise), including any Work Product, Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5         Assistance by Executive. During the period of Executive’s employment by Company and thereafter, Executive shall reasonably assist Company and its nominee in the protection of Company’s (or its affiliates’) worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.6         Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article 5 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.

ARTICLE 6             NON-COMPETITION OBLIGATIONS

6.1         Non-Competition Obligations. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company and its affiliates that have been or will in the future be disclosed or entrusted to Executive, the business good will of Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the provisions of this Article 6. Executive agrees that during the period of Executive’s non-competition obligations hereunder, Executive shall not, directly or indirectly for Executive or for others, in any geographic area or market where Company is conducting any business as of the date of termination of the employment relationship:

(i)        engage in any business that is directly competitive with the business conducted by Company;

(ii)      render any advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, with any business that is directly competitive with the business conducted by Company;

(iii)      induce any employee of Company or its affiliates to terminate his or her employment with Company or its affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company; or

(iv)      request or cause any customer of Company or its affiliates to terminate any business relationship with Company or its affiliates.

The non-competition obligations under this Agreement shall apply during the period that Executive is employed by Company and shall continue for twelve (12) months after the date of the termination of Executive’s employment with Company for any reason. Notwithstanding the foregoing, the restrictions set forth in this Section 6.1 shall not limit the ability of Executive to engage in any Permitted Activity. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.

6.2         Enforcement and Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Executive, and Company shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

6.3         Reformation. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Company and its affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 7            NONDISPARAGEMENT

Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, its affiliates, or any of such entities’ officers, employees, agents or representatives that (i) are slanderous, libelous, or defamatory; (ii) disclose private or confidential information about Company, its affiliates, or any of such entities’ business affairs, officers, employees, agents, or representatives; (iii) constitute an intrusion into the seclusion or private lives of the officers, employees, agents, or representatives of Company or its affiliates; (iv) give rise to unreasonable publicity about the private lives of the officers, employees, agents, or representatives of Company or its affiliates; (v) place Company, its affiliates, or any of such entities’ officers, employees, agents, or representatives in a false light before the public; or (vi) constitute a misappropriation of the name or likeness of Company, its affiliates, or any of such entities’ officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

Company agrees that, both during Executive’s employment relationship and after the employment relationship terminates, Company, its affiliates, and such entities’ officers, employees, agents or representatives shall refrain from publishing any oral or written statements about Executive that (i) are slanderous, libelous, or defamatory; (ii) disclose private or confidential information about Executive; (iii) constitute an intrusion into the seclusion or private life of Executive; (iv) give rise to unreasonable publicity about the private life of Executive; (v) place Executive in a false light before the public; or (vi) constitute a misappropriation of the name or likeness of Executive. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive under this provision are in addition to any and all rights and remedies otherwise afforded by law.

The nondisparagement obligations of this Article 7 shall not apply to communications with law enforcement or required testimony under law or court process.

ARTICLE 8              MISCELLANEOUS

8.1      Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Beacon Enterprise Solutions Group, Inc.
9300 Shelbyville Road, Suite 1020
Louisville, KY 40222
Attention: Victor M. Agruso, Chief Administrative Officer

with a copy to:	Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, KY 40202
Attention: William G. Strench

If to Executive to:	Bruce W. Widener
15312 Champion Lakes Place
Louisville, KY 40245

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

8.2         Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the Commonwealth of Kentucky.

8.3         No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4        Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

8.5        Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

8.6         Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement or otherwise all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

8.7         Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

8.8        Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

8.9        Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

8.10       Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. This Agreement shall also be binding and inure to the benefit of Executive and his heirs. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

8.11       Term. This Agreement has a term co-extensive with the term of employment provided in Article 2. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. The provisions of Sections 2.4, 2.5 and 3.3(v) and Articles 4, 5, 6, 7 and 8 shall survive any expiration or termination of this Agreement.

8.12       Entire Agreement. Except as provided in the Excepted Plans/Agreements (as defined below), as of the Effective Date this Agreement will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (other than the Excepted Plans/Agreements) are as of the Effective Date superseded by this Agreement and null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged. For purposes hereof, the “Excepted Plans/Agreements” are (i) the written benefit plans and programs referenced in paragraphs 3.3 and 4.7 (and any agreements between Company and Executive that have been executed under such plans and programs), (ii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, (iii) any exceptions provided for in the terms of this Agreement, (iv) any investor rights or similar agreement between the Company and some or all of its shareholders, and (v) any option or restricted stock award agreements between the Company and the Executive.

8.13       Legal Expenses. If Executive incurs legal costs and expenses (including reasonable attorneys’ fees) in any contest relating to rights under this Agreement and prevails in such contest, Company shall reimburse Executive for his reasonable legal costs and expenses (including reasonable attorneys’ fees) incurred with respect to such contest.

8.14      Liability Insurance. Company shall maintain a directors’ and officers’ insurance liability policy throughout the term of this Agreement and shall provide Executive with coverage under such policy on terms not less favorable than provided to other Company directors and officers.

8.15      Section 409A. The Executive and the Company agree and confirm that this Agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as separation pay (up to the Code Section 409A limit) or as a short-term deferral or otherwise, or to provide for compensation that is compliant with Code Section 409A, and in the event provisions of this Agreement do not comply with Code Section 409A, Executive and the Company agree to use reasonable business efforts to amend this Agreement as necessary to bring it into compliance while, to the largest extent possible, maintaining the economic interests hereunder of both parties. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent. This Agreement shall not be amended or terminated in a manner that would accelerate or delay payments except as permitted under Treasury Regulations under Code Section 409A. For purposes of applying the provisions of Code Section 409A, each separately identifiable amount to which Executive is entitled will be treated as a separate payment. Furthermore, if any payments are to be made within a specified period of time or during a calendar year, the date of such payment shall be in the sole discretion of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:

BEACON ENTERPRISE SOLUTIONS GROUP, INC.

By:	/s/ John D. Rhodes, III
	Name:	John D. Rhodes, III
	Title:	Director & Compensation Committee Chair

EXECUTIVE:

/s/ Bruce W. Widener
BRUCE W. WIDENER

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made on February 22, 2012 by and between BEACON ENTERPRISE SOLUTIONS GROUP, INC., an Indiana corporation (“Company”), and VICTOR M. AGRUSO (“Executive”).

WITNESSETH:

WHEREAS, Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of being employed by Company on such terms and conditions and for such consideration;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 9             EMPLOYMENT AND DUTIES

9.1        Employment; Effective Date. Effective October 1, 2011 (the “Effective Date”), the Company hereby employs the Executive and the Executive hereby accepts such employment with the Company, for the period set forth in Article 2 hereof, all upon the terms and conditions hereinafter set forth.

9.2        Position(s). From and after the Effective Date, Company shall employ Executive in the position of Chief Administrative Officer (CAO) of Company reporting to the Chairman & Chief Executive Officer, or in such other Corporate Officer-level positions as the parties mutually may agree upon in writing.

9.3        Duties and Services. Executive agrees to serve in the position(s) referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office(s), as well as such additional duties and services appropriate to such office(s) which the parties mutually may agree upon in writing from time to time. The duties and services of Executive’s position as CAO include oversight of Finance/Accounting, Human Resources, Information Systems (internal), and Legal divisions and functions. Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time.

9.4          Other Interests. Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and efforts to the business and affairs of Company and its affiliates. The foregoing notwithstanding, the parties recognize and agree that Executive may continue to work with PeopleStrategy LLC and Alpharion Capital Partners, Inc. (or their successors), as well as engage in charitable and civic pursuits, including Pendennis Club, as long as such pursuits do not materially conflict with the business and affairs of Company or its affiliates or materially interfere with Executive’s performance of his duties hereunder.

9.5         Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to the Company. In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning Company’s business.

ARTICLE 10             TERM AND TERMINATION OF EMPLOYMENT

10.1        Term. Unless sooner terminated pursuant to other provisions hereof, Company employs Executive for the period beginning on the Effective Date and ending on December 31, 2013 (the “Initial Expiration Date”); provided, however, that, beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if this Agreement has not been terminated pursuant to paragraph 2.2 or 2.3, then said term of employment shall automatically be extended for an additional one (1)-year period, unless on or before the date that is one hundred twenty (120) days prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur.

10.2        Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement for any of the following reasons:

(i)       upon Executive’s death;

(ii)      upon Executive’s disability, which shall mean Executive’s becoming incapacitated by accident, sickness, or other circumstances which renders him mentally or physically incapable of performing the duties and services required of him hereunder for ninety (90) or more consecutive days out of any consecutive one hundred eighty (180)-day period;

(iii)     for “Cause”, which shall mean Executive has (A) engaged in willful misconduct in the performance of his material duties required under this Agreement, which willful misconduct continues for more than thirty (30) days after delivery of written notice from Company setting forth such willful misconduct; (B) explicitly refused in writing and without proper reason to generally perform the duties and responsibilities required of him hereunder; (C) willfully engaged in misconduct that is materially and monetarily injurious to Company or its affiliates; (D) committed an act of fraud, embezzlement or willful breach of fiduciary duty to Company (including the unauthorized and materially financially damaging disclosure of confidential or proprietary material information of Company or an affiliate); or (E) been convicted of a felony; or

(iv)     at any time for any other reason, or for no reason whatsoever, in the sole discretion of the Board.

10.3      Executive’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons, which termination shall be effective ninety (90) days after Executive provides notice of such termination:

(i)       for “Good Reason,” which shall mean one (1) or more of the following conditions arising without the consent of Executive, and in each case, Executive must give the Company notice of the condition within one (1) year after the initial existence of the condition:

(A)         a diminution in the Executive's authority, duties or responsibilities, including removal of any of the core duties and services listed in paragraph 1.3, reassignment to a non-Corporate Officer level position, or both;

(B) a diminution in the Executive's base salary, incentive compensation plan target, or both;

(C)         a change in the geographic location at which the Executive must perform services (specifically, Louisville, KY) by at least twenty five (25) miles from the Company’s principal office in Louisville, KY as of the date of this Agreement; or

(D)       any other action or inaction that constitutes a material breach by the Company of this Agreement that is not cured within thirty (30) days after Executive provides written notice of such breach.

For avoidance of doubt, Executive hereby acknowledges that the Board may from time to time reorganize the operations of the Company resulting in a change in Executive’s direct employer, which change alone shall not constitute Good Reason so long as any such change results in no diminution in Executive’s responsibilities (oversight of less than all divisions and functions of Company for which Executive was responsible immediately prior to such reorganization shall be deemed a diminution), role as a Corporate Officer, or both; and any new direct employer agrees to be bound by all terms and conditions of this Agreement, without modification, other than to reflect the change in employer; or

(ii)      at any time for any other reason, or for no reason whatsoever, in the sole discretion of Executive.

10.4         Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an Officer of Company and each affiliate of Company, an automatic resignation of Executive from the Board (if applicable and except where Executive is serving and continues to have the right to serve on the Board pursuant to the investor rights agreement or any other agreement) and from the Board of Directors or similar governing body of any affiliate of Company, and an automatic resignation from the Board of Directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which Board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.

ARTICLE 11             COMPENSATION AND BENEFITS

11.1         Base Salary. During the period of this Agreement, Executive shall receive a minimum annual base salary of two hundred ten thousand dollars ($210,000) (“Annual Base Salary”). Executive’s annual base salary shall be reviewed by the Compensation Committee of the Board of Directors at least on an annual basis, and, in the sole discretion of the Compensation Committee, such Annual Base Salary may be increased, but not decreased, from the then-current level, effective as of any date determined by the Compensation Committee; provided that Executive shall be entitled to a minimum annual five percent (5%) cost of living increase on each October 1st during the Term. If and when the Company has net revenue for the fiscal year ending September 30, 2012 of at least one hundred percent (100%) of the net revenue set forth in the Company’s budget approved by the Board for such fiscal year, Executive’s Annual Base Salary will be increased at such time to two hundred twenty thousand dollars ($220,000). Executive’s Annual Base Salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives; and no less frequently than monthly.

11.2        Bonuses and Incentive Compensation. For the calendar year in which falls the Effective Date, and thereafter during the period of this Agreement, Executive shall be entitled to receive an annual incentive performance bonus in such frequency and amount as shall be approved by the Compensation Committee, which amount shall be no less than one hundred percent (100%) and no greater than two hundred percent (200%) of Executive’s then-current Annual Base Salary if the Company has net revenue in the respective fiscal year equal to or greater than the budgeted net revenue (as approved by the Board) for such fiscal year and positive earnings before interest and taxes for such fiscal year; and shall be pro-rated for any period of employment by Company during a fiscal year of less than twelve (12) months. Earned bonus payments will be made within forty five (45) days following applicable quarterly/annual reporting periods.

11.3        Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

(i)       Business and Entertainment Expenses. Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development and any reasonable attorneys’ fees incurred by Executive in connection with this Agreement. Additionally, Executive will be reimbursed for up to five thousand dollars ($5,000) of annual membership dues to and conference participation in professional trade organizations of Executive’s designation. All such reimbursements will be paid by the Company only if the Executive is employed when the related expense is incurred, and will be paid to the Executive under the Company's regular reimbursement policies within a reasonable time after proper submission of the reimbursement request, and in no event later than thirty (30) days after such submission.

(ii)       Paid Time Off (PTO). For the calendar year during which the Effective Date falls, and thereafter for each calendar year during the period of this Agreement, Executive shall be entitled to four (4) weeks of PTO plus all holidays provided to executives of Company generally. A maximum of one (1) week of PTO may be rolled over from year to year.

(iii)     Equity. The Company hereby grants, as of the date hereof, the Executive an option to purchase three hundred thirty one thousand (331,000) shares of common stock of the Company, at an exercise price per share equal to the ending trading price on the date of this Agreement, which option shall vest and be exercisable upon the occurrence of each the following: (A) Company having a total of twenty million dollars ($20,000,000) in cumulative net revenue in any two (2) consecutive fiscal quarters; and (B) from the effective date of this Agreement, the average share price of Company’s stock over any ninety (90)-day trading period being equal to or greater than one dollar ($1.00). This grant is subject to the terms of the 2008 Long Term Incentive Plan, including the immediate vesting of all options upon a Change of Control (as defined in 3.5(v)), or if Executive’s employment is terminated for any reason other than for Cause or voluntary resignation.

(iv)        Extension of Exercise Period for Existing Options. The exercise period for the any outstanding options held by the Executive at the time of his termination shall be extended to the earliest of: (A) the date that is five (5) years after the date of Executive’s termination; (B) the original maximum term of the option; or (C) the date that is ten (10) years after the original date of grant of such option. Furthermore, upon any termination of the Executive other than (i) for Cause or (ii) by voluntary resignation, all options granted previously shall be deemed to have immediately vested and shall be delivered to Executive in unrestricted form. The extension of the exercise period is subject to the right of the Company to terminate the options upon any Change of Control, after allowing the Executive sufficient opportunity to exercise prior to such Change of Control.

(v)       Change in Control Bonus.

(A)       Upon a Change in Control of the Company, the Executive will receive a payment equal to two-point-nine-nine-nine (2.999) times his then-current Annual Base Salary if the following two (2) conditions are satisfied: (1) Executive was employed by Company on the date that was six (6) months prior to the closing date of the Change of Control; and (2) during the six (6)-month period before the closing of the Change of Control, Company did not terminate Executive’s employment for Cause and Executive did not resign without Good Reason. The Change in Control bonus payment will be paid to the Executive in cash at the closing of the Change in Control.

(B)       For the purposes of this Agreement, “Change in Control” means (i) an event or series of events which have the effect of any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than any trustee or other fiduciary holding securities of the Company under any employee benefit plan of the Company, becoming the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing forty five percent (45%) or more of the combined voting power of the Company's then outstanding stock other than by an employee benefit plan sponsored by the Company or by a person who owns such a percentage at the Effective Date; (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the stockholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve a definitive agreement to enter into a merger, consolidation, share exchange or other transaction with or into another company (other than a transaction that would result in the voting securities of the Company outstanding immediately prior to such transaction continuing to represent (either by remaining outstanding or be being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such transaction) or to sell or otherwise-transfer all or substantially all of the Company’s assets or to adopt a plan of liquidation. A Change of Control shall also be deemed to occur if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control, or (ii) the Board adopts a resolution to the effect that a Change of Control for purposes of this Agreement has occurred.

(vi)       Other Company Benefits. Except as provided herein, Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally. Additionally, Executive will receive a monthly car allowance of one thousand dollars ($1,000) during the term of this Agreement; and for as long as Executive is employed by the Company.

ARTICLE 12             TERMINATION

12.1        Severance.

(i)       Benefit. If the Company terminates the employment of the Executive without Cause (including upon the death or disability of the Executive) or the Executive resigns for Good Reason (as set forth in Article 4), then Executive will be entitled to receive an amount (the “Severance Amount”) equal to one-point-five (1.5) times the Executive’s Annual Base Salary in effect at the date of termination; provided that the Executive (if capable of doing so) executes and delivers to the Company the release under the terms described in Section 4.2 immediately prior to the payment of the Severance Amount, and the statutory period during which the Executive may revoke the release of claims has expired, on or before the thirtieth (30th) day after the Executive’s termination of employment. If the Executive does not timely execute and deliver to the Company the release such that the statutory period during which Executive may revoke the release of claims has expired on or before that thirtieth (30th) day after the Executive’s termination of employment (for reasons other than death or disability), Executive will forfeit the Severance Amount.

(ii)       Payment. If the release of claims is not revoked, Company shall pay to the Executive the Severance Amount in thirty nine (39) consecutive equal biweekly installments beginning with the first regularly scheduled payroll of the Company after the date of termination. Upon written agreement by both parties, Executive can be paid one (1) times his Annual Base Salary in effect at the date of termination, provided that such amount is paid in full within thirty (30) days following the date of termination.

(iii)      Reduction in Severance Amount. If the Executive receives the Change in Control bonus set forth in Section 3.3(v), except for those benefits set forth in Sections 4.1(v) and 4.6, Company shall not be obligated (A) to continue making any payments under this Section 4.1 related to any termination of Executives’ employment prior to such Change of Control; or (B) to make any payments related to any termination of the Executive’s employment during the twelve (12)-month period following the closing of such Change of Control.

(iv)      Additional Benefits. If the Company terminates the employment of the Executive without Cause (including upon the death or disability of the Executive) or the Executive resigns for Good Reason (as set forth in Article 4), in addition to the Severance Amount, Executive shall be entitled to receive: (i) any incentive payments earned and accrued but not yet paid to Executive prior to the date of termination; (ii) all accrued and unpaid salary and unused vacation time through the date of termination and all unreimbursed business expenses incurred through the date of termination; (iii) a payment of six thousand ($6,000) dollars within thirty (30) days following termination; and (iv) continued payment by the Company of all executive benefits set forth in Section 3.3(vii) for the period ensuing from the date of termination thru the maximum time allowed pursuant to COBRA.

(v)       COBRA. Regardless of the reason for termination of the Executive’s employment with Company, the Executive shall be entitled to continued medical coverage and other benefits provided to Company executives pursuant to COBRA.

12.2       Release and Full Settlement. Anything to the contrary herein notwithstanding, as a condition to the receipt of the termination payments and benefits under Section 4.1, Executive shall first execute a release, in the form established by the Board, releasing the Board, Company, and Company’s parent corporation, subsidiaries, affiliates, and their respective shareholders, partners, officers, directors, employees, attorneys and agents from any and all claims and from any and all causes of action of any kind or character including, but not limited to, all claims or causes of action arising out of Executive’s employment with Company or its affiliates or the termination of such employment, but excluding all claims to vested benefits and payments Executive may have under any compensation or benefit plan, program or arrangement, including this Agreement. Executive shall provide such release no later than thirty (30) days after the date of his termination of employment with Company and, as a condition to Company’s obligation to provide termination payments and benefits in accordance with Section 4.1, Executive shall not revoke such release. The performance of Company’s obligations hereunder and the receipt of any termination payments and benefits provided under Section 4.1 shall constitute full settlement of all such claims and causes of action.

12.3       No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 4. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 4 apply shall not reduce Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 4.

12.4       Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, Company and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages.

12.5       Section 409A Matters. Notwithstanding any provision in this Agreement to the contrary, if Executive is a specified employee (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance thereunder and determined in accordance with any method selected by Company that is permitted under the regulations issued under Section 409A of the Code), and the payment of any amount or benefit under this Agreement to or on behalf of Executive would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Executive would otherwise be entitled to during the first six (6) months following the date of Executive’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance thereunder) shall be accumulated and paid or provided, as applicable, on the date that is six (6) months after Executive’s separation from service (or if such date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest; provided, however, that Executive shall be entitled to receive the maximum amount permissible under Section 409A of the Code and the applicable administrative guidance thereunder during the six (6)-month period following his separation from service that will not result in the imposition of any additional tax or penalties on such amount. For all purposes of this Agreement, Executive shall be considered to have terminated employment with Company when Executive incurs a “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and the applicable administrative guidance issued thereunder. To the extent that Section 409A of the Code is applicable to this Agreement, the provisions of this Agreement shall be interpreted as necessary to comply with such section and the applicable administrative guidance issued thereunder.

12.6       Other Benefits. This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to his direct and indirect ownership rights in Company, and other benefits under the plans and programs maintained by Company, shall be governed by the separate agreements, plans and the other documents and instruments governing such matters.

12.7       Timing of Termination. “[T]ermination of employment” or “terminates employment”, for purposes of the timing of payments under this Section 4 triggered by a termination of employment, will not be considered to have occurred until the date the Executive and the Company reasonably anticipate that (i) Executive will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code (but substituting fifty percent (50%) for eighty percent (80%) in the application thereof) (the “Employer Group”), or (ii) the level of bona fide services Executive will perform for the Employer Group after that date will permanently decrease to twenty percent (20%) or less of the average level of bona fide services performed over the previous thirty six (36) months (or if shorter over the duration of service). For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Agreement are aggregated for purposes of Internal Revenue Code Section 409A with benefits under any other Employer Group plan or agreement in which Executive also participates as a director. Executive will not be treated as having a termination of his employment while Executive is on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six (6) months or, if longer, the period during which Executive has a reemployment right under statute or contract. If a bona fide leave of absence extends beyond six (6) months, Executive’s employment will be considered to terminate on the first day after the end of such six (6) month period, or on the day after Executive’s statutory or contractual reemployment right lapses, if later. The Company will determine when Executive’s termination of employment occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h).

4.9        280G Reduction in Amounts Payable. In no event shall any amount payable under any provision of this Agreement equal or exceed an amount which would cause the Company to forfeit, pursuant to Code Section 280G(a), its deduction for any and all such amounts payable. Pursuant to this Section 4.9, the Company has the power to reduce the Severance Amount and/or the Change in Control bonus due under Section 3.3 that are payable under this Agreement, only if such benefits alone (without consideration of termination benefits provided under any other plan or agreement between the Executive and the Company), would cause the Company to forfeit otherwise deductible payments; provided, however, that no amounts payable under this Agreement shall be reduced pursuant to this Section 4.9 to less than one dollar ($1.00) below the amount of benefits which the Company can properly deduct under Section 280G(a) of the Code; and provided, further, that compensation that is non-exempt deferred compensation under Code Section 409A shall not be reduced until the date that such compensation is both payable and included in income.

ARTICLE 13             PROTECTION OF CONFIDENTIAL INFORMATION

13.1        Disclosure to and Property of Company. All information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to Company’s (or any of its affiliates’) business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, computer software or programs, computer software and database technologies, prospective names and marks) (collectively, “Confidential Information”) shall be disclosed to Company and are and shall be the sole and exclusive property of Company (or its affiliates). Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of Company (or its affiliates). Notwithstanding the foregoing, Confidential Information and Work Product shall not include information or materials to the extent they are acquired by the Executive in the performance of Permitted Activities. Upon Executive’s termination of employment with Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to Company.

13.2        Disclosure to Executive. Company has and will disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of Company (or its affiliates); and/or has and will entrust Executive with business opportunities of Company (or its affiliates); and/or has and will place Executive in a position to develop business good will on behalf of Company (or its affiliates). Executive agrees to preserve and protect the confidentiality of all Confidential Information or Work Product of Company (or its affiliates).

13.3        No Unauthorized Use or Disclosure. Executive agrees that he will not, at any time during or after Executive’s employment by Company, make any unauthorized disclosure of, and will use his reasonable efforts to have in place systems designed to prevent the removal from Company’s premises of, Confidential Information or Work Product of Company (or its affiliates), or make any use thereof, except in the carrying out of Executive’s responsibilities during the course of Executive’s employment with Company. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that, in the event disclosure is required by applicable law, Executive shall provide Company with prompt notice of such requirement prior to making any such disclosure, so that Company may seek an appropriate protective order or otherwise contest such disclosure. At the request of Company at any time, Executive agrees to deliver to Company all Confidential Information that he may possess or control. Executive agrees that all Confidential Information of Company (whether now or hereafter existing) conceived, discovered or made by him during the period of Executive’s employment by Company exclusively belongs to Company (and not to Executive), and Executive will promptly disclose such Confidential Information to Company and perform all actions reasonably requested by Company to establish and confirm such exclusive ownership. Affiliates of Company shall be third party beneficiaries of Executive’s obligations under this Article 5. As a result of Executive’s employment by Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product to the same extent, and on the same basis, as Company’s Confidential Information and Work Product.

13.4        Ownership by Company. If, during Executive’s employment by Company (other than in the course of performing services with respect to the Permitted Activities), Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company’s premises or otherwise), including any Work Product, Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

13.5        Assistance by Executive. During the period of Executive’s employment by Company and thereafter, Executive shall reasonably assist Company and its nominee in the protection of Company’s (or its affiliates’) worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

13.6        Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article 5 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.

ARTICLE 14             NON-COMPETITION OBLIGATIONS

14.1        Non-Competition Obligations. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and confidential information of Company and its affiliates that have been or will in the future be disclosed or entrusted to Executive, the business good will of Company and its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the provisions of this Article 6. Executive agrees that during the period of Executive’s non-competition obligations hereunder, Executive shall not, directly or indirectly for Executive or for others, in any geographic area or market where Company is conducting any business as of the date of termination of the employment relationship:

(i)       engage in any business that is directly competitive with the business conducted by Company;

(ii)     render any advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, with any business that is directly competitive with the business conducted by Company;

(iii)     induce any employee of Company or its affiliates to terminate his or her employment with Company or its affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Company; or

(iv)     request or cause any customer of Company or its affiliates to terminate any business relationship with Company or its affiliates.

The non-competition obligations under this Agreement shall apply during the period that Executive is employed by Company and shall continue for twelve (12) months after the date of the termination of Executive’s employment with Company for any reason. Notwithstanding the foregoing, the restrictions set forth in this Section 6.1 shall not limit the ability of Executive to engage in any Permitted Activity. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.

14.2        Enforcement and Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Executive, and Company shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Company, including, without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

14.3        Reformation. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article 6 to be reasonable and necessary to protect the proprietary information of Company and its affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 15             NONDISPARAGEMENT

Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, its affiliates, or any of such entities’ officers, employees, agents or representatives that (i) are slanderous, libelous, or defamatory; (ii) disclose private or confidential information about Company, its affiliates, or any of such entities’ business affairs, officers, employees, agents, or representatives; (iii) constitute an intrusion into the seclusion or private lives of the officers, employees, agents, or representatives of Company or its affiliates; (iv) give rise to unreasonable publicity about the private lives of the officers, employees, agents, or representatives of Company or its affiliates; (v) place Company, its affiliates, or any of such entities’ officers, employees, agents, or representatives in a false light before the public; or (vi) constitute a misappropriation of the name or likeness of Company, its affiliates, or any of such entities’ officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

Company agrees that, both during Executive’s employment relationship and after the employment relationship terminates, Company, its affiliates, and such entities’ officers, employees, agents or representatives shall refrain from publishing any oral or written statements about Executive that (i) are slanderous, libelous, or defamatory; (ii) disclose private or confidential information about Executive; (iii) constitute an intrusion into the seclusion or private life of Executive; (iv) give rise to unreasonable publicity about the private life of Executive; (v) place Executive in a false light before the public; or (vi) constitute a misappropriation of the name or likeness of Executive. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive under this provision are in addition to any and all rights and remedies otherwise afforded by law.

The nondisparagement obligations of this Article 7 shall not apply to communications with law enforcement or required testimony under law or court process.

ARTICLE 16              MISCELLANEOUS

16.1        Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Beacon Enterprise Solutions Group, Inc.
9300 Shelbyville Road, Suite 1020
Louisville, KY 40222
Attention: Bruce W. Widener, CEO

with a copy to:	Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, KY 40202
Attention: William G. Strench

If to Executive to:	Victor M. Agruso
11816 Lake Stone Way
Prospect, KY 40059

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

16.2        Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the Commonwealth of Kentucky.

16.3       No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.4        Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

16.5        Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

16.6        Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement or otherwise all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

16.7       Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

16.8       Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

16.9       Affiliate. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

16.10      Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. This Agreement shall also be binding and inure to the benefit of Executive and his heirs. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

16.11      Term. This Agreement has a term co-extensive with the term of employment provided in Article 2. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. The provisions of Sections 2.4, 2.5 and 3.3(v) and Articles 4, 5, 6, 7 and 8 shall survive any expiration or termination of this Agreement.

16.12      Entire Agreement. Except as provided in the Excepted Plans/Agreements (as defined below), as of the Effective Date this Agreement will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (other than the Excepted Plans/Agreements) are as of the Effective Date superseded by this Agreement and null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged. For purposes hereof, the “Excepted Plans/Agreements” are (i) the written benefit plans and programs referenced in paragraphs 3.3 and 4.7 (and any agreements between Company and Executive that have been executed under such plans and programs), (ii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, (iii) any exceptions provided for in the terms of this Agreement, (iv) any investor rights or similar agreement between the Company and some or all of its shareholders, and (v) any option or restricted stock award agreements between the Company and the Executive.

16.13      Legal Expenses. If Executive incurs legal costs and expenses (including reasonable attorneys’ fees) in any contest relating to rights under this Agreement and prevails in such contest, Company shall reimburse Executive for his reasonable legal costs and expenses (including reasonable attorneys’ fees) incurred with respect to such contest.

16.14      Liability Insurance. Company shall maintain a directors’ and officers’ insurance liability policy throughout the term of this Agreement and shall provide Executive with coverage under such policy on terms not less favorable than provided to other Company directors and officers.

16.15      Section 409A. The Executive and the Company agree and confirm that this Agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as separation pay (up to the Code Section 409A limit) or as a short-term deferral or otherwise, or to provide for compensation that is compliant with Code Section 409A, and in the event provisions of this Agreement do not comply with Code Section 409A, Executive and the Company agree to use reasonable business efforts to amend this Agreement as necessary to bring it into compliance while, to the largest extent possible, maintaining the economic interests hereunder of both parties. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent. This Agreement shall not be amended or terminated in a manner that would accelerate or delay payments except as permitted under Treasury Regulations under Code Section 409A. For purposes of applying the provisions of Code Section 409A, each separately identifiable amount to which Executive is entitled will be treated as a separate payment. Furthermore, if any payments are to be made within a specified period of time or during a calendar year, the date of such payment shall be in the sole discretion of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:

BEACON ENTERPRISE SOLUTIONS GROUP, INC.

By:	/s/ Bruce W. Widener
Name: Bruce W. Widener
Title: Chairman & CEO

EXECUTIVE:

/s/ Victor M. Agruso
VICTOR M. AGRUSO